EXHIBIT 99.0



                     WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

                   Computation of Ratio of Earnings to Fixed Charges

                      Twelve Months Ended December 31, 1996
                                   (Unaudited)

                             (Dollars in Thousands)

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FIXED CHARGES:

  Interest Expense ..............................................     $  31,187
  Amortization of Debt Premium, Discount and Expense ............           276
  Interest Component of Rentals .................................            64
                                                                      ---------
           Total Fixed Charges ..................................     $  31,527
                                                                      =========


EARNINGS:
  Net Income ....................................................     $  80,674
  Add:
    Income Taxes Applicable to Operating Income .................        47,574
    Income Taxes Applicable to Other Income (Loss) - Net ........          (132)
      Total Fixed Charges .......................................        31,527
                                                                      ---------
  Total Earnings ................................................     $ 159,643
                                                                      =========
  Ratio of Earnings to Fixed Charges ............................           5.1
                                                                      =========
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